Exhibit 99.01

CONTACTS:

For Media Inquiries:	For Investor Inquiries:
Jared Tipton Cepheid Corporate Communications Tel: (408) 400-8377 communications@cepheid.com	Jacquie Ross, CFA Cepheid Investor Relations Tel: (408) 400-8329 investor.relations@cepheid.com

CEPHEID ANNOUNCES CFO CHANGE

SUNNYVALE, CALIF. — January 5, 2015 — Cepheid (Nasdaq: CPHD) today announced that Andrew Miller, executive vice president and chief financial officer, will be leaving Cepheid to pursue an opportunity with PTC Inc., a Massachusetts-based technology solutions provider. Mr. Miller will continue to serve as Cepheid’s CFO through February 3, 2015, directing Cepheid’s financial operations and assisting with the upcoming transition.

“We appreciate Andy’s many contributions to Cepheid’s growth over the last seven years, in particular the strong financial team he has built,” said John Bishop, Cepheid’s Chairman and Chief Executive Officer. “I know I speak for the broader management team and Board of Directors in wishing him the best of success with his return to the Tech industry.”

Upon Mr. Miller’s departure, Cepheid’s vice president and corporate controller, Daniel Madden, will assume the role of principal financial and accounting officer until a new chief financial officer is appointed. The company has initiated a formal search that will consider both internal and external candidates.

“I have greatly enjoyed my time at Cepheid and I continue to believe the company is on a path to become the leader in molecular diagnostics given the strength of the GeneXpert® system and strategic direction,” said Mr. Miller. “I will continue to watch the company’s progress and future growth with great interest.”

Cepheid’s Fourth Quarter and Full Year 2014 Results Conference Call

Cepheid also announced today that it will report financial results for its 2014 fourth quarter and full year ended December 31, 2014 on Thursday, January 29, 2015, after the close of the market.

The Company will host a management presentation at 2 p.m. Pacific Time on Thursday, January 29, 2015, to discuss the results. To access the live webcast, please visit Cepheid’s website at http://ir.cepheid.com at least 15 minutes before the scheduled start time to download any necessary audio or plug-in software. A replay of the webcast will be available shortly following the call and will remain available for at least 90 days.

About Cepheid

Based in Sunnyvale, Calif., Cepheid (Nasdaq: CPHD) is a leading molecular diagnostics company that is dedicated to improving healthcare by developing, manufacturing, and marketing accurate yet easy-to-use molecular systems and tests. By automating highly complex and time-consuming manual procedures, the company’s solutions deliver a better way for institutions of any size to perform sophisticated genetic testing for organisms and genetic-based diseases. Through its strong molecular biology capabilities, the company is focusing on those applications where accurate, rapid, and actionable test results are needed most, such as managing infectious diseases and cancer. For more information, visit www.cepheid.com.